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                                                                   Exhibit 10.33


                                ROYALTY AGREEMENT


         THIS ROYALTY AGREEMENT ("Royalty Agreement") is made as of October 1, 2001, by and between INTERACTIVE INTELLIGENCE, INC., an Indiana corporation (the "Company"), and Robert A. Compton ("Compton").

                                    RECITALS

         1. Company and Compton are parties to that certain Stock Purchase Agreement by and among Compton, Donald E. Brown, M.D. ("Brown") and the Company, dated of even date herewith (the "Purchase Agreement"), pursuant to which the Company is purchasing all shares of stock of Interactive Portal, Inc. ("Portal") owned by Brown and Compton.

         2. Brown and Compton are the only shareholders of Portal other than the Company. The Company's purchase pursuant to the Purchase Agreement will make Portal a wholly-owned subsidiary of the Company.

         3. Pursuant to the Purchase Agreement, Company has agreed to pay Compton certain royalties on future sales of the "Service Interaction Center" and "Communite" products (the "Products") by the Company.

                                    AGREEMENT

         In consideration of the mutual covenants and conditions set forth in the Purchase Agreement and of the foregoing Recitals and the mutual undertakings herein, the sufficiency of such consideration being hereby acknowledged, Company and Compton agree as follows:

         1. The term of this Royalty Agreement shall commence on October 1, 2001 and shall continue until December 31, 2004 (the "Term").

         2. Company shall have the exclusive right to produce or have produced, market, distribute, and/or sell the Products at Company's sole discretion.

         3. Company shall pay Compton a royalty in the amount equal to the sum of sixty-two hundredths percent (.62%) of the gross revenues to the Company, net of reseller discounts, from sales or licenses of the Products during the Term of this Royalty Agreement. Sales or licenses among Company, its affiliates and its subsidiaries shall be disregarded for purposes of computing any royalties under this Royalty Agreement. In the event the Company sells or licenses the Products together with other products of the Company, the portion of the total sales price or license fee received by the Company shall be allocated between the Products and the other products of the Company based on their respective list prices. Royalties shall be paid in thirteen quarterly payments on February 1, May 1, August 1 and November 1 of each year, commencing February 1, 2002 for sales of Products during the Term of this Agreement. For purpose of this Royalty Agreement, a "sale" or "license" shall be deemed to be made on receipt of cash payment by the Company from a customer. Any unpaid royalty payments which are not paid shall thereafter bear interest at the rate of eight percent (8%) per year. All amounts due hereunder shall be payable in United States Dollars. When the Products are sold or licensed for monies other than


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United States Dollars, the earned royalties will first be determined in the foreign currency of the country in which the Products were sold or licensed and then converted into equivalent United States Dollars. The exchange rate will be the United States Dollar buying rate quoted in the Wall Street Journal on the day of sale or license. Company shall be responsible for any and all taxes, fees, or other charges imposed by the government of any country outside the United States on the remittance of royalty income for sales or licenses occurring in any such country.

         4. During the Term of this Royalty Agreement, Company will provide quarterly reports to Compton within thirty (30) days of the end of each quarter reporting sales or licenses of the Products. Each such report shall cover Company's most recently completed calendar quarter and will show (a) the units of each of the Products sold or licensed along with the price per unit; (b) the royalties, in U.S. dollars, payable hereunder with respect to such sales or licenses; (c) the method used to calculate the royalty; and (d) the exchange rates used, if any.

         5. Company shall keep books and records in accordance with generally accepted accounting principles accurately showing all sales, licenses and information relating to this Royalty Agreement. Such books and records shall be preserved for at least two (2) years following the date of termination of this Royalty Agreement.

         6. Compton may inspect all of Company's books and records pertaining to sales and licenses of the Products at the Company's office during normal business hours upon giving Company reasonable notice. The fees and expenses of Compton's representatives performing such an examination shall be borne by Compton. However, if an error in royalties of more than five percent (5%) of the total royalties due for any year is discovered, then the fees and expenses of these representatives shall be borne by the Company.

         7. This Royalty Agreement shall be binding on, inure to the benefit of, and may be enforced by, both Company and its successors and assigns, and Compton and his successors and assigns. The rights and obligations under this Royalty Agreement are nontransferable and nonassignable by Compton without prior written consent of the Company, which consent shall not be unreasonably withheld. The Company may freely transfer or assign its rights and obligations under this Royalty Agreement.

         8. Any written notices and/or royalty payments shall be deemed duly given and effective: (i) on the date of delivery, if delivered personally or by courier or overnight mail; (ii) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or (iii) on the date of transmission, if sent by facsimile or similar telegraphic communications equipment; to such party at the following address or, as applicable, facsimile number:

         If to Company:             Interactive Intelligence, Inc.
                                    8909 Purdue Road
                                    Indianapolis, Indiana 46268
                                    Attention:  Controller
                                    Facsimile: (317) 715-8135


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         If to Compton:             Robert A. Compton
                                    2847 Kessler Circle West
                                    Germantown, TN  38139
                                    Facsimile: (901) 759-7080

or to such other address as either party may specify by notice to the other.

         9. This Royalty Agreement may not be amended, supplemented, or modified except by a written document which references this Royalty Agreement and which is signed by both Company and Compton.

         10. If any provision of this Royalty Agreement is determined by a court of competent jurisdiction to be invalid, all other provisions shall remain in full force and effect.

         11. Waiver by either party of any breach of any provision of this Royalty Agreement shall not operate or be construed as a waiver of any subsequent or other breach.

         12. This Royalty Agreement shall be governed by and construed in accordance with the laws of the State of Indiana applicable to agreements made and performed in Indiana and any legal action or proceeding between Company or Compton relating to or arising out of this Royalty Agreement shall be brought exclusively in a federal or state court of competent jurisdiction sitting in Marion County, Indiana.

         13. This Royalty Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one agreement.


         IN WITNESS WHEREOF, Company has submitted its signature through its authorized representative, and Compton has submitted his signature in his individual capacity.


INTERACTIVE INTELLIGENCE, INC.



By       /s/ Michael J. Tavlin                         /s/ Robert A. Compton
    --------------------------------                ---------------------------
                                                         Robert A. Compton

Its:        Senior VP & CEO                                  "Compton"
    --------------------------------
              ("Company")



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